ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT (this “Agreement”) is made as of the 30th day of May, 2008 (the “Effective Date”), by and between Wilshire Mutual Funds, Inc., a Maryland corporation (“Company”), and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the “Administrator”).

WHEREAS, Company is an open-end management investment company registered under the 1940 Act, consisting of the Portfolios, each of which may consist of one or more classes of Shares; and

WHEREAS, Company desires the Administrator to provide, and the Administrator is willing to provide, administrative and accounting services to such Portfolios of Company on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Company and the Administrator hereby agree as follows:

SECTION 1	DEFINITIONS

1.01	“1933 Act” means the Securities Act of 1933, as amended.

1.02	“1934 Act” means the Securities Exchange Act of 1934, as amended.

1.03	“1940 Act” means the Investment Company Act of 1940, as amended.

1.04	“AML Laws” shall have the meaning given to such term in Section 12.12 of this Agreement.

1.05
Unless the context otherwise requires and except as otherwise specified in this Agreement, the term “Company” shall include, as applicable, a director or directors, or other Person having similar status or performing similar functions, as the case may be, acting on behalf of Company.

1.06
“Company Materials” means any valuation policy, prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of Company or any advertising, marketing, shareholder communication, or promotional material generated by Company or its investment adviser from time to time, as appropriate and related to the activities of Company, including all amendments or supplements thereto.

1.07	“Confidential Information” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.08
“Conversion” means the processes and activities required to transfer the books and records of Company from Company or its prior administrator, import Company’s data and files into the Administrator’s system and such other processes and activities identified as the responsibility of the Administrator in accordance with the Conversion Plan.

1.09	“Conversion Plan” shall have the meaning given to such term in Section 2.05 of this Agreement.

1.10	“Core Services” shall mean the Services described in Schedule II related to Portfolio accounting and fund accounting;

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1.11	“Disclosing Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.12	“Initial Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.13	“Interested Party” or “Interested Parties” means the Administrator, its subsidiaries and its affiliates and each of their respective officers, directors, employees, agents, delegates and associates.

1.14	“Interests” means any partnership interest in, membership interest in, shares of stock of or other equity interest in, as the case may be, Company.

1.15	“Investments” shall mean such cash, securities and all other assets and property of whatsoever nature now owned or subsequently acquired by or on behalf of Company.

1.16
“Law” means any treaty, statute, regulation, by-law, ordinance or subordinate legislation in force from time to time (including the 1933 Act, the 1934 Act, the 1940 Act and AML Laws, which have direct effect); the common law and the law of equity; any binding court order, judgment or decree; and any applicable direction, policy, rule or order that is given in writing by a governmental body (including the rules of any stock exchange), in each case enforceable by law.

1.17	“Live Date” means the date on which Company is converted onto the Administrator’s system and the Administrator begins calculating the Portfolios’ official net asset values (“NAV”).

1.18
“Organizational Documents” means, as applicable, the articles of incorporation, declaration of trust, certificate of formation, memorandum of association, partnership agreement, bylaws or other similar documentation setting forth the respective rights and obligations of directors, managers and Interest holders in Company.

1.19	“Person” shall mean any natural person, partnership, estate, association, custodian, nominee, limited liability company, corporation, trust or other legal entity.

1.20	“Portfolio” means the series portfolios set forth in Schedule I, attached hereto, as the same may be amended from time to time.

1.21	“Pricing Source” shall have the meaning given to such term in Section 6 of this Agreement.

1.22	“Receiving Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.23	“Renewal Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.24	“Shares” shall refer to the shares of beneficial interest in any Portfolio.

1.25	“Valuation Information” shall have the meaning given to such term in Section 6 of this Agreement.

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SECTION 2	APPOINTMENT AND CONTROL

2.01
Services.  Company hereby appoints the Administrator to be, and the Administrator agrees to act as, the administrative agent of Company for the term and subject to the provisions hereof.  The Administrator shall perform (and may delegate or sub-contract, as provided below) the services set forth in this Agreement, including the services set forth in Schedule II, which may be amended from time to time in writing by the parties (“Services”).  In performing its duties under this Agreement, the Administrator will act in all material respects in accordance with Company Materials as they may be amended (provided copies of the same are delivered to the Administrator).

2.02
Authority.  Each of the activities engaged in under the provisions of this Agreement by the Administrator on behalf of Company shall be subject to the overall direction and control of Company or any Person authorized to act on Company’s behalf (including, without limitation, the board of directors of Company); provided, however, that the Administrator shall have the general authority to do all acts deemed in the Administrator’s good faith belief to be necessary and proper to perform its obligations under this Agreement.  In performing its duties hereunder, the Administrator shall exercise reasonable care and diligence and observe and generally comply with the applicable prospectus, all applicable resolutions and/or directives of Company’s board of directors of which it has notice, and applicable Laws which may from time to time apply to the Services rendered by the Administrator.  The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of Company and (ii) shall not provide any investment advisory services to Company, and shall have no liability related to the foregoing.

2.03
Third Parties; Affiliates.  Except with respect to Core Services, the Administrator may delegate to, or sub-contract with, third parties or affiliates administrative or other functions it deems necessary to perform its obligations under this Agreement; provided, however, all fees and expenses incurred in any delegation or sub-contract shall be paid by the Administrator and the Administrator shall remain responsible to Company for the acts and omissions of such other entities as if such acts or omissions were the acts or omissions of the Administrator.  The Administrator shall not delegate to, or sub-contract with, third parties or affiliates any Core Services without Company’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Company acknowledges that during the term of this Agreement, the services to be performed by the Administrator may be completed by one or more of the Administrator’s affiliates or third parties located in or outside of the United States of America.

2.04
Company Data.  Company shall be solely responsible for the accuracy, completeness, and timeliness of all data and other information provided to the Administrator by or on behalf of Company pursuant to this Agreement (including, without limitation, (i) prices, (ii) sufficient transaction supporting documentation, (iii) detailed accounting methodologies with respect to Company’s Investments as approved by Company’s auditors, and (iv) trade and settlement information from prime brokers and custodians) (collectively, “Company Data”).  All Company Data shall be provided to the Administrator on a timely basis and in a format and medium reasonably requested by the Administrator from time to time.  Company shall have an ongoing obligation to promptly update all Company Data so that such information remains complete and accurate.  All Company Data shall be prepared and maintained, by or on behalf of Company, in accordance with applicable Law, Company Materials and generally acceptable accounting principles.  The Administrator shall be entitled to rely on all Company Data and shall have no liability for any loss, damage or expense incurred by Company or any other Person to the extent that such loss, damage or expense arises out of or is related to Company Data that is not timely, current, complete and accurate.

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2.05
Conversion Plan.  Promptly following the Effective Date, the parties shall mutually agree upon a written project plan (“Conversion Plan”) that sets forth the respective roles and responsibilities of each of the parties in connection with the Conversion of Company onto the Administrator’s system.

SECTION 3	REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMPANY

3.01	Company represents and warrants that:

3.01.01.
it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

3.01.02.
it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition.  There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

3.01.03.
it is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, could materially and adversely affect, or is likely to materially and adversely affect, its business or financial condition;

3.01.04.	it has obtained all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable Laws;

3.01.05.
it has a valid engagement with an independent auditor, prime broker, transfer agent and custodian and will provide additional information regarding such service providers, including information regarding the terms of its agreement with such service providers, upon request;

3.01.06.
as of the close of business on the Effective Date, each Portfolio that is in existence as of the Effective Date has elected to register an indefinite number of shares in accordance with Rule 24f-2 under the 1940 Act;

3.01.07.	if necessary, any shareholder approval of this Agreement has been obtained;

3.01.08.
it has notified the Administrator of any and all separate agreements between Company and any third party that could have an impact on the Administrator’s performance of its obligations pursuant to this Agreement; and

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3.01.09.	it is not a party to any agreement regarding any special fee or fee arrangement.

3.02	Company covenants and agrees that:

3.02.01.	it will furnish the Administrator from time to time with complete copies, authenticated or certified, of each of the following:

(a)	Copies of the following documents:

(1)	Copies of Company’s current articles of incorporation and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(2)	Company's current bylaws and any amendments thereto; and

(3)
Copies of resolutions of the directors covering the approval of this Agreement, authorization of a specified officer of Company to execute and deliver this Agreement and authorization for specified officers of Company to instruct the Administrator.

(b)	A list of all the officers of Company, together with specimen signatures of those officers who are authorized to instruct the Administrator in all matters.

(c)
Copies of all Company Materials reasonably requested by the Administrator or necessary for the Administrator to perform its obligations pursuant to this Agreement, including the current prospectus and statement of additional information for each Portfolio.

(d)	A list of all issuers the Portfolios are restricted from purchasing.

(e)	A list of all affiliated persons (as such term is defined in the 1940 Act) of Company that are broker-dealers.

(f)	The identity of Company’s auditors along with contact information.

(g)	The expense budget for each Portfolio for the current fiscal year.

(h)
A list of contact persons (primary, backup and secondary backup) of Company’s investment adviser and, if applicable, sub-adviser, who can be reached until 6:30 p.m. ET with respect to valuation matters.

(i)	Copies of all Company Data reasonably requested by the Administrator or necessary for the Administrator to perform its obligations pursuant to this Agreement.

Company shall promptly provide the Administrator with written notice of any updates of or changes to any of the foregoing documents or information, including an updated written copy of such document or information.  Until the Administrator receives such updated information or document, the Administrator shall have no obligation to implement or rely upon such updated information or document.

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3.02.02.
it shall timely perform or oversee the performance of all obligations identified in this Agreement as obligations of Company, including, without limitation, providing the Administrator with all Company Data and Company Materials reasonably requested by the Administrator or necessary for the Administrator to perform its obligations pursuant to this Agreement;

3.02.03.
it will promptly notify the Administrator of any matter which could materially affect the Administrator’s performance of its duties and obligations under this Agreement, including any amendment to the documents referenced in Section 3.02.01 above;

3.02.04.	it will comply in all material respects with all applicable requirements of Law;

3.02.05.
it shall be solely responsible for its compliance with applicable investment policies, Company Materials, and any Laws governing the manner in which its assets may be invested, and shall be solely responsible for any losses attributable to non-compliance with Company Materials, and applicable policies and Laws governing such Company and its activities; and

3.02.06.	it will promptly notify the Administrator of updates to its representations and warranties hereunder.

SECTION 4	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADMINISTRATOR

4.01	The Administrator represents and warrants that:

4.01.01.
it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

4.01.02.
it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition.  There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets.

4.01.03.
it is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which individually or in the aggregate materially and adversely affects, or is likely to materially and adversely affect, its business or financial condition.

SECTION 5	LIMITATION OF LIABILITY AND INDEMNIFICATION

5.01
THE DUTIES OF THE ADMINISTRATOR SHALL BE CONFINED TO THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NO IMPLIED DUTIES ARE ASSUMED BY OR MAY BE ASSERTED AGAINST THE ADMINISTRATOR.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO LIABILITY OF ANY KIND WILL BE ATTACHED TO OR INCURRED BY THE ADMINISTRATOR EXCEPT TO THE EXTENT ARISING OUT OF THE ADMINISTRATOR’S GROSS NEGLIGENCE, BAD FAITH, FRAUD AND RECKLESS DISREGARD IN THE PERFORMANCE OF THE SERVICES. For the avoidance of doubt, the Administrator shall not be responsible for any breach in the performance of its obligations under this Agreement due to (i) the failure or delay of any Portfolio, underlying fund or either of their respective agents to perform its obligations under this Agreement or (ii) the Administrator’s reliance on Company Data.  Each party shall have the duty to mitigate its damages for which another party may become responsible.  As used in this Section 5, the term “Administrator” shall include the officers, directors, employees, affiliates and agents of the Administrator as well as that entity itself.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE ADMINISTRATOR BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR OTHER NON-DIRECT DAMAGES OF ANY KIND WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY, OR ANY OTHER THEORY AND REGARDLESS OF WHETHER THE COMPANY IS ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

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5.02
The Administrator may, from time to time, provide to Company services and products  (“Special Third Party Services”) from external third party sources that are telecommunication carriers, Pricing Sources, data feed providers or other similar service providers (“Special Third Party Vendors”).  Company acknowledges and agrees that the Special Third Party Services are confidential and proprietary trade secrets of the Special Third Party Vendors.  Accordingly, Company shall honor requests by the Administrator and the Special Third Party Vendors to protect their proprietary rights in their data, information and property including written requests that Company place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination.  Company further acknowledges and agrees that all Special Third Party Services are provided on an “AS IS WITH ALL FAULTS” basis solely for such Company’s internal use in connection with the receipt of the Services.  Company may use Special Third Party Services as normally required on view-only screens and hard copy statements, reports and other documents necessary to support such Company’s investors, however Company shall not distribute any Special Third Party Services to other third parties.  THE SPECIAL THIRD PARTY VENDORS AND THE ADMINISTRATOR MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR ANY OTHER MATTER WITH RESPECT TO ANY OF THE SPECIAL THIRD PARTY SERVICES.  NEITHER THE ADMINISTRATOR NOR THE SPECIAL THIRD PARTY VENDORS SHALL BE LIABLE FOR ANY DAMAGES SUFFERED BY THE COMPANY IN THE USE OF ANY OF THE SPECIAL THIRD PARTY SERVICES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES.

5.03
Company shall indemnify and hold harmless the Administrator from and against and, subject to the standard of care set forth in Section 5.01 of this Agreement, the Administrator shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of: (i) any act or omission of the Administrator in carrying out its duties hereunder or as a result of the Administrator’s reliance upon any instructions, notice or instrument that the Administrator believes is genuine and signed or presented by an authorized Person of Company; (ii) any violation by Company of any applicable investment policy or Law, (iii) any misstatement or omission in Company Materials or any Company Data except to the extent such misstatement or omission was based on information provided by the Administrator to Company; (iv) any breach by Company of any representation, warranty or agreement contained in this Agreement; (v) any act or omission of Company, Company’s former administrator, a Special Third Party Vendor, Company’s other service providers (such as custodians, prime brokers, transfer agents, investment advisers and sub-advisers); (vi) any pricing error caused by the failure of Company’s investment adviser or sub-adviser to provide a trade ticket or for incorrect information included in any trade ticket; or (vii) any act or omission of the Administrator as a result of the Administrator’s compliance with its obligations pursuant to the AML Laws.

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5.04
The Administrator shall indemnify and hold harmless Company from and against and Company shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any breach by the Administrator of any representation, warranty, covenant or any material breach of any other term contained in this Agreement.

5.05
The Administrator may apply to Company or any Person acting on Company’s behalf at any time for instructions and may consult counsel for Company or with accountants, counsel and other experts with respect to any matter arising in connection with the Administrator’s duties hereunder, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the advice of counsel, accountants or other experts.  Also, the Administrator shall not be liable for actions taken pursuant to any document which it reasonably believes to be genuine and to have been signed by the proper Person or Persons.  The Administrator shall not be held to have notice of any change of authority of any officer, employee or agent of Company until receipt of written notice thereof.  To the extent that the Administrator consults with Company counsel pursuant to this provision, any such expense shall be borne by Company.

5.06
The Administrator may rely on and shall have no duty to investigate or confirm the accuracy or adequacy of any information provided by unaffiliated third parties such as, by way of example and not limitation, transfer agents, sub-transfer agents, custodians, prime brokers, placement agents, third party marketers, asset data service providers, investment advisers or sub-advisers, current or former third party service providers, Pricing Sources, software providers, printers, postal or delivery services, prior administrators, telecommunications providers and processing and settlement services.

5.07
The Administrator shall have no obligations with respect to any Laws relating to the distribution, purchase or sale of Shares.  Further, Company assumes full responsibility for the preparation, contents and distribution of its Company Materials and its compliance with any applicable Laws.  For the avoidance of doubt, in no event shall the Administrator be responsible for selling activity to assist in the sales or asset gathering efforts of Company.

5.08
The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation or Action with respect to which indemnification hereunder may ultimately be merited.  If in any case a party is asked to indemnify or hold the other party harmless, the party seeking indemnification shall promptly advise the indemnifying party of the pertinent facts concerning the situation in question, and the party seeking indemnification will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

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5.09
Company shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If Company elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by Company and satisfactory to the Administrator, whose approval shall not be unreasonably withheld.  In the event that Company elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it.  If Company does not elect to assume the defense of a suit, it will reimburse the Administrator for the fees and expenses of any counsel retained by the Administrator.  None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of the indemnified party without such indemnified party's written consent.

5.10	The provisions of this Section 5 shall survive the termination of this Agreement.

SECTION 6	VALUATION

The Administrator is entitled to rely on the price and value information (hereinafter “Valuation Information”) provided by prior administrators, brokers and custodians, investment advisers, an underlying fund in which Company invests, if applicable, or any third-party pricing services selected by the Administrator, Company’s investment adviser or Company (collectively hereinafter referred to as the “Pricing Sources”) in order to calculate each Portfolio’s aggregate NAV (and the value of shareholders’ accounts based upon such valuation).  The Administrator shall have no obligation to obtain Valuation Information from any sources other than the Pricing Sources and may rely on estimates provided by Company’s investment adviser or the applicable underlying fund pursuant to the Company Materials.  The Administrator shall have no liability or responsibility for the accuracy of the Valuation Information provided by a Pricing Source or the delegate of a Pricing Source and Company shall indemnify and defend the Administrator against any loss, damages, costs, charges or reasonable counsel fees and expenses in connection with any inaccuracy of such Valuation Information.  Company shall not use Valuation Information for any purpose other than in connection with the Services and in accordance with the provisions of this Agreement.

SECTION 7	ALLOCATION OF CHARGES AND EXPENSES

7.01	The Administrator. The Administrator shall furnish at its own expense the personnel necessary to perform its obligations under this Agreement.

7.02
Portfolio Expenses.  Company assumes and shall pay or cause to be paid all expenses of Company not otherwise allocated in this Agreement, including, without limitation, organizational costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, Company Materials, proxy solicitation and tender offer materials and notices to existing shareholders; all expenses incurred in connection with issuing and redeeming Shares; the costs of Pricing Sources; the costs of escrow and custodial services; the cost of initial and ongoing registration of the Shares under Federal and state securities Laws; costs associated with attempting to locate lost shareholders; all expenses incurred in connection with any custom programming or systems modifications required to provide any reports or services requested by Company; any expense, if applicable, incurred to reprint Company documents identifying the Administrator (along with its address and telephone number) as Company’s new administrator; bank service charges; NSCC trading charges; fees and out-of-pocket expenses of directors; the costs of directors’ meetings; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of service providers to Company. Company shall reimburse the Administrator for its reasonable out-of-pocket expenses for SAS 70 audit charges; Lipper data; and courier services, copying, postage, fulfillment or printing charges specifically incurred on behalf of Company by the Administrator in the performance of its duties, if applicable.  For the avoidance of doubt, out of pocket expenses shall not include costs associated with allocation of internal legal resources of the Administrator.

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SECTION 8	COMPENSATION

8.01
Company shall pay to the Administrator compensation for the services performed and the facilities and personnel provided by the Administrator pursuant to this Agreement, its pro-rata portion of the fees set forth in the written fee schedule annexed hereto as Schedule III and incorporated herein.  Company shall have no right of set-off.  The fees set forth herein are determined based on the investment strategy of each Portfolio as of the Effective Date.  Any material change to the investment strategy of a Portfolio may give rise to an adjustment to the fees set forth in this Agreement.  In the event of a material change in the investment strategy of a Portfolio, the parties shall negotiate any adjustment to the fees payable hereunder in good faith.  Company shall pay the Administrator’s fees monthly in U.S. Dollars, unless otherwise agreed to by the parties.  The Administrator is hereby authorized to, and may, at its option, automatically debit its fees due from a Portfolio account(s), as set forth on Schedule III, which may be amended from time to time in writing by the parties; provided, however that the Administrator shall issue an invoice in connection with any such fees.  Company shall pay the foregoing fees despite the existence of any dispute among the parties; provided, however that Company need not pay any portion of the fees that are the subject of a good faith dispute.  If this Agreement becomes effective subsequent to the first day of any calendar month or terminates before the last day of any calendar month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in Schedule III.

8.02
In the event any and all accrued fees not subject to a good faith dispute, reimbursable expenses and other moneys owed to the Administrator hereunder remain unpaid in whole or in part for more than thirty days past due, the Administrator, without further notice, may take any and all actions it deems necessary to collect such amounts due, and any and all of its collection expenses, costs and fees shall be paid by Company, including, without limitation, administrative costs, attorneys fees, court costs, collection agencies or agents and interest.

8.03	Company acknowledges that the Administrator may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

SECTION 9	DURATION AND TERMINATION

9.01
Term and Renewal.  This Agreement shall become effective as of the Effective Date and shall remain in effect for a period of four years from and after the Live Date (the “Initial Term”), and thereafter shall automatically renew for successive one year terms (each such period, a “Renewal Term”) unless terminated by any party giving written notice of non-renewal at least ninety days prior to the last day of the then current term to each other party hereto. On or before the beginning of a Renewal Term, the parties shall negotiate in good faith in connection with entering into a Renewal Term of greater than one year.

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9.02	Termination for Cause.

9.02.01.
This Agreement may be terminated by any party if at any time the other party or parties have been first (i) notified in writing that such party shall have materially failed to perform its duties and obligations under this Agreement (such notice shall be of the specific asserted material breach) (“Breach Notice”) and (ii) the party receiving the Breach Notice shall not have remedied the noticed failure within sixty days after receipt of the Breach Notice requiring it to be remedied.

9.02.02.
This Agreement may be terminated by any party giving seventy-five days’ prior notice in writing to the other parties prior to the “liquidation” of Company.  For purposes of this paragraph, the term “liquidation” shall mean a transaction in which all the assets of Company are sold or otherwise disposed of and proceeds there from are distributed in cash to the shareholders in complete liquidation of the interests of shareholders in Company.  A termination pursuant to this Section 9.02.02 shall be effective as of the date of such liquidation. Notwithstanding the foregoing, the right to terminate set forth in this Section 9.02.02 shall not relieve Company of its obligation to pay the fees set forth on Schedule III for the remainder of the seventy-five day period set forth in this Section 9.02.02, which amount shall be payable prior to the effective date of such liquidation.

9.02.03.
If the Administrator is unable to successfully convert a Portfolio to its operational environment within a reasonable period of time following the Effective Date (or, with respect to any Portfolio added via amendment to this Agreement after the Effective Date, within a reasonable period of time following the date of such amendment) due to untimely, inaccurate or incomplete Company Data, the Administrator shall have the right to terminate this Agreement, in its entirety or solely with respect to such Portfolio, upon written notice and such termination shall be effective upon the date set forth in such notice.

9.03	Effect of Termination.

9.03.01.	The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.

9.03.02.
After termination of this Agreement and upon payment of all accrued fees not subject to a good faith dispute, reimbursable expenses and other moneys owed to the Administrator, the Administrator shall deliver to Company, or as it shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to Company in the possession of or under the control of the Administrator or any of its agents or delegates.

9.03.03.
Notwithstanding the foregoing, in the event this Agreement is terminated and for any reason the Administrator, with the written consent of Company, in fact continues to perform any one or more of the services contemplated by this Agreement, the pertinent provisions of this Agreement, including without limitation, the provisions dealing with payment of fees and indemnification shall continue in full force and effect.  The Administrator shall be entitled to collect from Company, in addition to the compensation described in Schedule III, the amount of all of the Administrator’s expenses in connection with the Administrator’s activities following such termination, including without limitation, the delivery to Company and/or its designees of Company's property, records, instruments and documents.

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SECTION 10	CONFLICTS OF INTEREST

10.01
Non-Exclusive.  The services of the Administrator rendered to Company are not deemed to be exclusive.  The Administrator is free to render such services to others.  The Administrator shall not be deemed to be affected by notice of, or to be under any duty to disclose to Company or Person acting on Company’s behalf, information which has come into its possession or the possession of an Interested Party in the course of or in connection with providing administrative or other services to any other person or in any manner whatsoever other than in the course of carrying out its duties pursuant to this Agreement.

10.02	Rights of Interested Parties. Subject to applicable Law, nothing herein contained shall prevent:

10.02.01.
an Interested Party from buying, holding, disposing of or otherwise dealing in any Shares for its own account or the account of any of its customers or from receiving remuneration in connection therewith, with the same rights which it would have had if the Administrator were not a party to this Agreement;

10.02.02.
an Interested Party from buying, holding, disposing of or otherwise dealing in any securities or other investments for its own account or for the account of any of its customers and receiving remuneration in connection therewith, notwithstanding that the same or similar securities or other investments may be held by or for the account of Company; and

10.02.03.
an Interested Party from contracting or entering into any financial, banking or other transaction with Company or from being interested in any such contract or transaction; provided, however, that such transaction complies with Section 17 of the 1940 Act and the rules promulgated thereunder, including without limitation, any director approval or disclosure requirements.

SECTION 11	CONFIDENTIALITY

11.01
Confidential Information.  The Administrator and Company (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Administrator and Company (in such capacity, the “Disclosing Party”) in connection with this Agreement.  The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or with respect to the Administrator as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement.  In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder.  As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

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The term “Confidential Information,” as used herein, shall mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, Portfolio holdings and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

11.02
Exclusions.  The provisions of this Section 11 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable Law (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

11.03
Permitted Disclosure.  The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 11, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations.  In addition, the Receiving Party shall require all Persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 11.  The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such Persons.

11.04
Effect of Termination.  Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof.  Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable Law, and (b) the Administrator shall have no obligation to return or destroy Confidential Information of Company that resides in save tapes of Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Article 11 for so long as it is so retained.  If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

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SECTION 12	MISCELLANEOUS PROVISIONS

12.01
Internet Access.  Data and information may be made electronically accessible to Company, its adviser and/or sub-adviser(s) and its investors through Internet access to one or more web sites provided by the Administrator (“Web Access”).  As between Company and Administrator, the Administrator shall own all right, title and interest to such Web Access, including, without limitation, all content, software, interfaces, documentation, data, trade secrets, design concepts, “look and feel” attributes, enhancements, improvements, ideas and inventions and all intellectual property rights inherent in any of the foregoing or appurtenant thereto including all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, the “Proprietary Information”).  Company recognizes that the Proprietary Information is of substantial value to the Administrator and shall not use or disclose the Proprietary Information except as specifically authorized in writing by the Administrator.  Use of the Web Access by Company or its agents or investors will be subject to any additional terms of use set forth on the web site.  All Web Access and the information (including text, graphics and functionality) on the web sites related to such Web Access is presented “As Is” and “As Available” without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose.  The Administrator neither warrants that the Web Access will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Access.

12.02
Independent Contractor.  In making, and performing under, this Agreement, the Administrator shall be deemed to be acting as an independent contractor of Company and neither the Administrator nor its employees shall be deemed an agent, affiliate, legal representative, joint venturer or partner of Company.  No party is authorized to bind any other party to any obligation, affirmation or commitment with respect to any other Person.

12.03
Assignment; Binding Effect.  Company may not assign, delegate or transfer, by operation of Law or otherwise, this Agreement (in whole or in part), or any of Company’s obligations hereunder, without the prior written consent of the Administrator, which consent shall not be unreasonably withheld or delayed.  The Administrator may assign, delegate or transfer, by operation of Law or otherwise, all or any portion of its rights under this Agreement to an affiliate of the Administrator or to any person or entity who purchases all or substantially all of the business or assets of the Administrator to which this Agreement relates, provided that such affiliate, person or entity agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement.  Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns.  Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

12.04
Agreement for Sole Benefit of the Administrator and Company.  This Agreement is for the sole and exclusive benefit of the Administrator and Company and will not be deemed to be for the direct or indirect benefit of the clients or customers of the Administrator or Company.  The clients or customers of the Administrator or Company will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys’ fees, based on this Agreement or the services provided hereunder.

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12.05
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of laws rules or principles thereof.  To the extent that the applicable laws of the State of Delaware, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

12.06
Equitable Relief.  Each party agrees that any other party’s violation of the provisions of Section 11 (Confidentiality) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law.  Therefore, the parties agree that, in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

12.07
Dispute Resolution.  Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party.  The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice.  During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers and legal counsel.  This Section 12.07 shall not prohibit either party from seeking, at any time, equitable relief as permitted under Section 12.06.

12.08
Notice.  All notices provided for or permitted under this Agreement (except for correspondence between the parties related to operations in the ordinary course) shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement.  Notices to the Administrator shall be sent to the attention of: General Counsel, SEI Investments Global Funds Services, One Freedom Valley Drive, Oaks, Pennsylvania 19456, with a copy, given in the manner prescribed above, to your current relationship manager.  Notices to Company shall be sent to the persons specified in Schedule IV.

12.09
Entire Agreement; Amendments.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof.  This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

12.10
Severability.  Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

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12.11
Waiver.  Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party.  No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

12.12
Anti-Money Laundering Laws.  The Company acknowledges that the Administrator prohibits investment in a Portfolio by or on behalf of persons who are required to be excluded from such investments pursuant to any program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.  The Company further acknowledges and agrees that each Portfolio shall provide any information reasonably requested by the Administrator in connection with the Administrator’s voluntary compliance with applicable Laws aimed at the prevention and detection of money laundering and/or issued by the U.S. Office of Foreign Assets Control (hereinafter, “AML Laws”).

12.13
Force Majeure.  No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation:  work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster.  Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

12.14
Equipment Failures.  In the event of equipment failures beyond the Administrator’s control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto.  The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

12.15
Non-Solicitation.  During the term of this Agreement and for a period of one year thereafter, neither Company nor the Administrator’s Investment Manager Services market unit shall solicit, make an offer of employment to, or enter into a consulting relationship with, any person who was, with respect to Company, an employee of the Administrator’s Investment Manager Services market unit, and, with respect to the Administrator’s Investment Manager Services market unit, any person who was an employee of Company during the term of this Agreement.  If any party breaches this provision, such party shall pay to the other party liquidated damages equal to 100% of the most recent twelve month salary of the former employee together with all legal fees reasonably incurred by the non-breaching party in enforcing this provision. The foregoing restriction on solicitation does not apply to unsolicited applications for jobs, responses to public advertisements or candidates submitted by recruiting firms, provided that such firms have not been contacted to circumvent the spirit and intention of this Section 12.15.

12.16
Headings.  All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

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12.17
Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original facsimile or scanned signatures of each of the parties.

12.18
Publicity.  Except to the extent required by applicable Law, neither the Administrator nor Company shall issue or initiate any press release arising out of or in connection with this Agreement or the Services rendered hereunder; provided, however, that if no special prominence is given or particular reference made to Company over other clients, nothing herein shall prevent the Administrator from (i) placing Company on the Administrator’s client list(s) (and sharing such list(s) with current or potential clients of the Administrator); (ii) using Company as reference, subject to consent of Company; or (iii) otherwise orally disclosing that Company is a client of the Administrator at presentations, conferences or other similar meetings.  If the Administrator desires to engage in any type of publicity other than as set forth in subsections (i) through (iii) above or if Company desires to engage in any type of publicity, the party desiring to engage in such publicity shall obtain the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned.

12.19	Key Personnel. With respect to the Administrator’s personnel set forth in Schedule V (Key Personnel) (the “Key Personnel”), the parties agree as follows:

12.19.01.
The Administrator’s client relationship and fund accounting team assigned to the performance of this Agreement will be managed by the Key Personnel.  Before replacing or reassigning Key Personnel, the Administrator will: (1) notify Company of the proposed replacement or reassignment, (2) provide Company with any information regarding the reasons of such proposed replacement or reassignment as may be reasonably requested by Company, and (3) consider in good faith input or recommendations from Company regarding such proposed replacement or reassignment.

12.19.02.
Upon reasonable grounds, Company may by written notice to the Administrator, require the Administrator to replace any Key Personnel or replacements of Key Personnel for the reasons stated in the notice and after receipt of such notice, the Administrator will have five business days in which to investigate the matters stated in the notice, discuss its findings with Company and resolve any problems with the Key Personnel or replacement. If, following that period Company, in good faith, continues to require replacement of the Key Personnel or replacement, the Administrator will replace that person, as soon as practicable, with another person of suitable ability and qualifications.  Company does not have the right to require termination of any person’s employment or contract with the Administrator.

12.19.03.
The Administrator shall select Key Personnel and replacements therefore to provide services on behalf of Company in its sole discretion; provided, however, that such individuals shall possess suitable ability and qualifications to serve in such capacity.  The parties agree that neither the continued performance of services by Key Personnel nor the replacement of Key Personnel shall effect the Administrator’s obligations to provide the Services in the manner set forth herein.

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12.19.04.
The Administrator will use commercially reasonable efforts to conduct the replacement procedures for the Key Personnel in such a manner so as to seek to assure an orderly succession for Key Personnel who are replaced.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

ADMINISTRATOR:	COMPANY:

SEI INVESTMENTS GLOBAL FUNDS SERVICES By: _____________________________ Name: Stephen G. Meyer Title: Executive Vice President	WILSHIRE MUTUAL FUNDS, INC. By: _____________________________ Name: Title:

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SCHEDULE I

Portfolios

Large Company Growth Portfolio

Large Company Value Portfolio

Small Company Growth Portfolio

Small Company Value Portfolio

Dow Jones Wilshire 5000 Index Portfolio

Wilshire Large Cap Core 130/30 Fund

Wilshire/MAXAM Diversity Fund

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SCHEDULE II

List of Services

On-Going Services

1)	Maintain Company’s accounting books and records, material contracts, policies and procedures and resolutions that are prepared by or provided to the Administrator during the term of this Agreement;

2)	Obtain Portfolio security valuations from appropriate independent Pricing Sources consistent with Company’s pricing and valuation policies, and calculate net asset value of each Portfolio and class;

3)	Monitor indices and halted securities and communicate issues that are reasonably expected to trigger a security fair valuation in accordance with Company’s pricing and valuation policies;

4)	Compute yields, total return, expense ratios, portfolio turnover rate and average dollar-weighted portfolio maturity, as appropriate;

5)	Track and validate income and expense accruals, analyze and modify expense accrual changes periodically, and process expense disbursements to vendors and service providers;

6)
Perform cash processing such as recording paid-in capital activity, perform necessary reconciliations with the transfer agent and the custodian, and provide cash availability data to the adviser, if requested;

7)	Calculate required ordinary income and capital gains distributions, coordinate estimated cash payments, and perform necessary reconciliations with the transfer agent;

8)	Provide standardized performance reporting data to Company and its adviser;

9)	Provide performance, financial and expense information for registration statements and proxies;

10)	Communicate net asset value, yield, total return or other financial data to appropriate third party reporting agencies, and assist in resolution of errors reported by such third party agencies;

11)	Update accounting system to reflect rate changes, as received from a Portfolio's investment adviser, sub-adviser or respective designee, on variable interest rate instruments;

12)	Allocate daily capital stock activity to a Portfolio’s sub-advisors based on allocation instructions provided by the Advisor;

13)	Accrue expenses of each Portfolio according to instructions received from Company's treasurer or other authorized representative (including officers of Company’s investment adviser);

14)
Determine the outstanding receivables and payables for all (1) security trades, (2) portfolio share transactions and (3) income and expense accounts in accordance with the budgets provided by Company or its investment adviser;

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15)
Prepare Company’s financial statements for review by fund management and independent auditors, manage annual and semi-annual report preparation process, prepare Forms N-SAR, N-Q, N-CSR and 24f-2, provide fund performance data for annual report, coordinate printing and delivery of annual and semi-annual reports to shareholders, and file Forms N-SAR, N-Q, N-CSR, N-PX and 24f-2 and annual/semi-annual reports via EDGAR with the Securities and Exchange Commission;

16)	Monitor each Portfolio’s compliance with the requirements of Subchapter M of the Internal Revenue Code with respect to status as a regulated investment company;

17)	Prepare and file federal and state tax returns for Company other than those required to be prepared and filed by Company’s transfer agent or custodian.

18)	Provide data for year-end 1099s and supplemental tax letters;

19)	Provide such fund accounting and financial reports in connection with quarterly meetings of the board of directors as the board of directors may reasonably request;

20)
Manage Company’s proxy solicitation process, including evaluating proxy distribution channels, coordinating with outside service provider to distribute proxies, track shareholder responses and tabulate voting results, and managing the proxy solicitation vendor if necessary;

21)	Provide assistant treasurer and assistant secretary;

22)
Coordinate with Company’s counsel on filing of Company’s registration statements and proxy statements with the Securities and Exchange Commission, and coordinate printing and delivery of Company’s prospectuses and proxy statements;

23)	Provide consultation to Company on regulatory matters relating to the operation of Company as requested and coordinate with Company’s legal counsel regarding such matters;

24)	Assist legal counsel to Company in the development of policies and procedures relating to the operation of Company;

25)	Act as liaison to legal counsel to Company and, where applicable, to legal counsel to Company’s independent directors;

26)
Coordinate with Company counsel in the preparation, review and execution of contracts between Company and third parties, such as Company’s investment adviser, transfer agent, and custodian, and record-keepers or shareholder service providers;

27)
Assist Company in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with Company’s legal counsel in responding to any non-routine regulatory matters with respect to such matters;

28)
Provide consulting with respect to the ongoing design, development and operation of Company, including new Portfolios or Share classes and/or load structures and financing, as well as changes to investment objectives and polices for existing Portfolios;

29)	Coordinate as necessary the registration or qualification of Shares with appropriate state securities authorities;

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30)
Manage the preparation for and conducting of board of directors meetings by (i) coordinating board of directors book production and distribution process, (ii) subject to review and approval by Company and its counsel, preparing meeting agendas, (iii) preparing the relevant sections of the board of directors materials required to be prepared by the Administrator, (iv) assisting to gather and coordinate special materials related to annual contract renewals and approval of rule 12b-1 plans for and as directed by the directors or Company counsel, (v) attending board of directors meetings, and (vi) performing such other board of directors meeting functions as shall be agreed by the parties in writing (in this regard, Company shall provide the Administrator with notice of regular meetings at least six (6) weeks before such meeting and as soon as practicable before any special meeting of the board of directors);

31)
Cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to Company's independent public accountants in connection with the preparation of any audit or report requested by Company, including the provision of a conference room at the Administrator’s location if necessary (in this regard, Company’s independent auditors shall provide the Administrator with reasonable notice of any such audit so that (i) the audit will be completed in a timely fashion and (ii) the Administrator will be able to promptly respond to such information requests without undue disruption of its business);

32)
On a T+2 post-trade basis and based on the information available to the Administrator, periodically monitor the Portfolios for compliance with applicable limitations as set forth in Company's or any Portfolio’s then current Company Materials (this provision shall not relieve Company’s investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance, including on a pre-trade basis;.

33)
Assist in obtaining a fidelity bond and directors’ and officers’/errors and omissions insurance policies for Company in accordance with the requirements of Rules 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by Company’s board of directors through the Administrator’s relationship with the Administrator’s insurance broker;

34)	Coordinate the filing of the Company’s fidelity bond with the Securities and Exchange Commission; and

35)	Additional Reports and Services.

•
Upon reasonable notice and as mutually agreed upon, the Administrator may provide additional reports upon the request of Company or its investment adviser, which may result in additional charges, the amount of which shall be agreed upon between the parties prior to the provision of such report.

•
Upon reasonable notice and as mutually agreed upon, the Administrator may provide such additional services with respect to a Portfolio, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to the provision of such service.

One-Time Service

Prepare Company’s financial statements for the period ending June 30, 2008 based on information provided by the Company’s prior administrator for review by fund management and independent auditors, manage semi-annual report preparation process, prepare Forms N-SAR, N-PX, and N-CSR, coordinate printing and delivery of semi-annual reports to shareholders, and file Forms N-SAR, N-PX, and N-CSR and semi-annual reports via EDGAR.

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For the avoidance of doubt, the Administrator’s agreement to prepare Form N-PX is based on the assumption that Company’s sub-advisers have all necessary information or have retained third parties to maintain all necessary information required to prepare such form.  In the event that such information is not provided in a format that is reasonably acceptable to the Administrator, the Administrator reserves the right to impose additional fees in an amount up to $10,000 in connection with the preparation of such form.

***

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SCHEDULE III

Schedule of Fees

Administration and Accounting Fee:

The following fees are due and payable monthly to Administrator pursuant to Section 8 of the Agreement.  Company will be charged the greater of the Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fees: (calculated and assessed monthly in arrears based on the aggregate net assets of all mutual funds registered as investment companies under the 1940 Act advised by Wilshire Associates Incorporated and/or its affiliates for which the Administrator and/or any of its affiliates have agreed in writing to provide administration services substantially similar to the Services (the “Complex Assets”) and allocated to each such portfolio pro-rata based on the net assets of each portfolio as of the prior month-end)

Complex Assets	Basis Points
First $3 billion in Complex Assets	7
Complex Assets in excess of $3 billion	6

Additional Portfolios/Classes:

•	$90,000 per annum per Portfolio added after the Effective Date
•	$15,000 per annum per class added after the Effective Date

Out of Pocket Expenses:

All reasonable out of pocket expenses (as set forth in Section 7.02 of this Agreement) incurred by the Administrator on behalf of any Portfolio will be billed to the applicable Portfolio quarterly in arrears.

Tax Services:

Tax Services (1099’s, etc) are not included in the above fee and will be specifically addressed with the client.

One-Time Service:

The Wilshire fund complex shall pay the Administrator a one-time fee in the amount of $75,000 in connection with the Administrator’s performance of both (1) the One-Time Service set forth in Schedule II of this Agreement and (2) the One-Time Service set forth in Schedule II of the Administrator’s Administration Agreement with The Wilshire Variable Insurance Trust (the “Trust”), dated on or about the date hereof. The $75,000 One-Time Fee will be allocated equitably between the Company and the Trust on a pro rata basis.

Change of Terms:

This schedule is based upon regulatory requirements and Company’s requirements as set forth in the Company Materials as of the Effective Date.  Any material change to any of the foregoing will constitute a material change to this Agreement.  If such a change occurs, the Administrator agrees to review the change with representatives of Company and provide information concerning the feasibility of implementing any additional or enhanced services and associated costs resulting from such change. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional or enhanced service.

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Company acknowledges and agrees that Administrator reserves the right to impose a five percent (5%) per annum surcharge on a Portfolio basis against the Portfolios in the event Company has not implemented by the first anniversary of this Agreement an automated trade ticket process with Administrator to facilitate the orderly and timely processing of Portfolio transactions, valuations and reconciliations.

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SCHEDULE IV

Notice Instruction Form

TO WHOM NOTICES SHOULD BE SENT PURSUANT TO SECTION 12.08 OF THE AGREEMENT:

Name of Party or Parties:                  Wilshire Mutual Funds, Inc.

Name of Contact:                              Lawrence E. Davanzo, President

Address:                                           1299 Ocean Avenue, Suite 700, Santa Monica, California 90401

Telephone No.:                                  (310) 451-3051

Facsimile No.:                                   (310) 458-0520

Email Address:                                  ldavanzo@wilshire.com

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SCHEDULE V

Key Personnel

Robert Groth
Eric Kleinschmidt

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